Exhibit 22

Press Release                                Source: Satellite Enterprises Corp.

            Satellite Enterprises Corp Declares 3-For-1 Stock Split

Monday March 15, 9:01 am ET

NORTH HAVEN, CT, March 15 /PRNewswire-FirstCall/ - Satellite Enterprises Corp (OTCBB: SENR - News) and its wholly owned subsidiary, Satellite Newspapers Corp, a leader in Global Newspaper Distribution announced today that the company has declared a 3-for-1 stock split effective in the form of a 200 per cent stock dividend payable on or about March 31, 2004 to shareholders of record as of March 22, 2004.

Under the terms of this stock split, Satellite Enterprises Corp shareholders will receive a dividend of two shares of common stock for every one share of common stock held on that record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

ABOUT THE COMPANY

Satellite Enterprises Corp is a NASDAQ OTCBB Company. With the acquisition of Satellite Newspapers Suisse, it has now added World Wide Rights for Automated Digital Kiosks. The Satellite Newspaper Kiosk prints on demand, the latest edition of 146 (and growing) major syndicated Titles from around the world.

After selection of the desired newspaper, through the user friendly touch screen, the user will be entertained by targeted advertising videos displayed on the Kiosk screen, while the Digital Kiosk quickly prins and delivers through the slot, the completed newspaper. With the Kiosk, and the new software "CLIENT", Satellite Newspapers aims to become the Standard in Global Newspaper Distribution.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to results of operations and financial condition and business development activities, as well as capital spending and financial sources. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Satellite Enterprise Corp. For more information regarding these risks and uncertainties, review Satellite Enterprise Corp. filings with the Securities and Exchange Commission.

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Source: Satellite Enterprises Corp.